Exhibit 10.21
                                                      For Immediate Release
                                                      February 13, 1998
                                                      Contact:
                                                      Ralph Dollander/ President
                                                      Claude Imbleau/ CFO
                                                      (704) 362-1115


                NDC AUTOMATION, INC. RECEIVES PURCHASE ORDER FOR
                    LASER GUIDED AGV SYSTEM FROM KMH SYSTEMS


         Charlotte, NC, February 13, 1998, NDC Automation, Inc. (OTC BULLETIN BOARD SYMBOL - "AGVS") announces receipt of a purchase order exceeding $500,000 from KMH Systems ("KMH") of Cincinnati, Ohio. KMH is a major supplier of material handling solutions, including conveyors, storage systems and system integration to end users. KMH also supplies a broad range of lift trucks and related components. The AGV system will be installed at a US facility of a multinational paper manufacturing company. Revenue from the purchase order will be recognized over the next 6 to 8 months.

         This project will utilize Lazerway(TM) laser guidance technology, available only through the NDC Group and its partners. Lazerway(TM) for AGVs provides flexibility and accuracy which the Company believes is superior to other guidance technology on the market today.

         "NDCA is very pleased to receive this initial order from KMH Systems. We anticipate this to be the first of many projects that are the result of a relationship which began last year", said Mike Thornton, Vice President of Sales for NDCA. "KMH already had a broad range of products and services which has now been complemented by our AGVS experience and guidance technology. Both parties should benefit from the combined contacts and capabilities brought to this relationship".

         NDC Automation, Inc. provides an integrated package of hardware and software control technology and related products to be incorporated into and used to control Automatic Guided Vehicle Systems (AGVS). The Company guarantees the full functionality of such AGVS systems because of its product integration. Such generic controls are designed for their flexibility and are well suited for a broad range of vehicle types. NDCA's sales are targeted to OEMs and system integrators which buy products, solutions and engineering services from the Company and incorporate them into their material handling systems for industries in which they specialize.

         NDC's control technology is operating in over 7,000 vehicles worldwide, 1,000 of these laser guided, making NDC the leader in wire and non-wire AGVS controls and guidance technology.


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